Exhibit 10.2

SUBORDINATED SECURED REVOLVING LINE OF CREDIT AGREEMENT

This Subordinated Secured Revolving Line of Credit Agreement (this "Agreement") is entered into as of September 30, 2026 (the "Effective Date"), by and between Dynamic Aerospace Systems Corporation, a Nevada corporation, with its principal office located at 3753 Plaza Dr, Ann Arbor, MI 48108 ("Borrower"), and Jeff Hail, an individual with an address at 6855 E. Camelback Rd, Unit 6022, Scottsdale, AZ 85251 ("Lender"). Borrower and Lender are each referred to herein as a "Party" and together as the "Parties."

RECITALS

WHEREAS, Lender is the Chief Operating Officer and a member of the Board of Directors of Borrower;

WHEREAS, prior to the Effective Date, Lender incurred expenses on behalf of Borrower using Lender's personal credit accounts (the "Prior Charges"), which Borrower has recorded as amounts due to a related party;

WHEREAS, Borrower has agreed to reimburse Lender for the financing costs Lender incurred in connection with the Prior Charges in the amount of $19,273.35, as set forth in Section 2, representing actual or reasonably estimated interest and fees incurred by the Executive. Such reimbursement:

i). Relates solely to economic cost incurred or foregone by the Executive; ii). Does not represent compensation for services; and

iii). Shall be included in the outstanding balance under the Facility.

WHEREAS, Lender desires to make available to Borrower a revolving credit facility, funded through Lender's personal credit cards, to pay approved business expenses of Borrower (the "Facility");

WHEREAS, the interest rate under this Agreement of twenty-nine and ninety-nine hundredths percent (29.99%) per annum is equal to the annual percentage rate charged to Lender on the personal credit card used to fund the Facility as of the Effective Date, and has been set at that rate so that the cost to Borrower approximates Lender's cost of funding the Advances; and

WHEREAS, Borrower desires to borrow from Lender, and Lender desires to lend to Borrower, up to the Credit Limit (as defined below) on a revolving basis, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Credit Limit and Advances.

(a)    Credit Limit. Lender hereby establishes a revolving line of credit in favor of Borrower in the maximum aggregate principal amount of Forty Thousand Dollars ($90,000) (the "Credit Limit").

(b)    Advances. Advances under the Facility ("Advances") shall be made by charging Approved Expenses (as defined in Section 5) directly to Lender's personal credit cards. Each Advance shall be deemed made on the date the related charge posts to Lender's credit card account. Lender shall document each Advance by providing Borrower with receipts, statements, or other reasonable evidence of the charge within ten (10) days after the end of each calendar month.

(c)    Revolving Nature. The outstanding principal balance under the Facility (the "Outstanding Balance") may fluctuate as Advances are made and repayments are applied, but shall not exceed the Credit Limit at any time. Borrower may request Advances at any time prior to the Maturity Date, provided that the Outstanding Balance does not exceed the Credit Limit after giving effect to such Advance. Interest added to the Outstanding Balance under Section 4 shall not, by itself, constitute a breach of the Credit Limit.

2.	Opening Balance; Financing Cost Reimbursement.

(a)    Opening Balance. The Parties agree that, as of the Effective Date, the Outstanding Balance is One Hundred Five Thousand Four Hundred Fifty-Two Dollars and Seventy-One Cents ($105,452.71) (the "Opening Balance"), consisting of (i) Prior Charges of $86,179.36 and (ii) the Financing Cost Reimbursement (as defined below) of $19,273.35. The Opening Balance shall be treated as an Advance made on the Effective Date.

(b)    Financing Cost Reimbursement. Borrower shall reimburse Lender for financing costs incurred in connection with the Prior Charges in the amount of $19,273.35 (the "Financing Cost Reimbursement"), representing actual or reasonably estimated interest and fees incurred by Lender. The Financing Cost Reimbursement (i) relates solely to economic costs incurred or forgone by Lender, (ii) does not represent compensation for services, and (iii) is included in the Opening Balance and payable in accordance with this Agreement.

3.    Term. This Agreement shall commence on the Effective Date and continue until the earlier of (a) December 31, 2026 and (b) the Uplisting Payment Date (such earlier date, the "Maturity Date"), unless earlier terminated in accordance with Section 10; provided, however, that if the Uplisting Event occurs on or before December 31, 2026, the Maturity Date shall be the Uplisting Payment Date, even if the Uplisting Payment Date occurs after December 31, 2026. On the Maturity Date, the entire Outstanding Balance, all accrued and unpaid interest, and all other amounts due hereunder shall become due and payable in full, subject to Section 8. For purposes of this Agreement:

(i)    "Uplisting Event" means the first listing of Borrower's common stock for trading on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, including NYSE American, the New York Stock Exchange, or The Nasdaq Stock Market; and

(ii)    "Uplisting Payment Date" means (A) if Borrower consummates a public offering of its securities in connection with the Uplisting Event, the date of the closing of such offering and Borrower's receipt of the net proceeds thereof, or (B) if no such offering is consummated, the fifth (5th) business day following the Uplisting Event.

4.    Interest. From and after the Effective Date, interest shall accrue on the daily Outstanding Balance at the rate of twenty-nine and ninety-nine hundredths percent (29.99%) per annum, calculated on the basis of a 365-day year and the actual number of days elapsed. Interest shall accrue on each Advance from the date such Advance is made, regardless of whether Lender incurs interest charges on Lender's credit cards with respect to the related expenses. Accrued interest that is not paid when due shall be compounded monthly and added to the Outstanding Balance.

5.    Use of Proceeds. Advances shall be used solely to pay business expenses of Borrower, including business expenses incurred personally by Lender on Borrower's behalf and operating expenses of Borrower, in each case that (a) are incurred in accordance with Borrower's expense reimbursement policy and (b) have been approved in advance in writing (including by email) by Borrower's Chief Executive Officer, Chief Financial Officer, or other Executive Director (excluding the borrower) (collectively, "Approved Expenses"). No Advance shall be used for personal expenses of Lender.

6.	Payments.

(a)    Monthly Payments. There are no prescribed minimum payments under the terms of the agreement. Borrower will make payments as cash flow allows and as required to keep the principal balance below the credit limit determined under Section 1.

(b)    Prepayment. Borrower may prepay all or any portion of the Outstanding Balance at any time without premium or penalty.

(c)    Application of Payments. All payments shall be applied first to accrued and unpaid interest and then to the Outstanding Balance.

(d)    Method of Payment. Payments shall be made by electronic funds transfer to the bank account designated by Lender in writing from time to time.

(e)    Full Repayment. The entire Outstanding Balance, all accrued and unpaid interest, and all other amounts due hereunder shall be payable in full on the earlier of the Maturity Date and the date payment is due following termination under Section 10.

(f)	Subordination. All payments under this Section 6 are subject to Section 8.

7.    Security Interest. To secure the payment and performance of all obligations of Borrower under this Agreement (the "Secured Obligations"), Borrower hereby grants to Lender a continuing security interest in and lien upon all of Borrower's right, title, and interest in and to all personal property and assets of Borrower, whether now owned or hereafter acquired, including but not limited to accounts, inventory, equipment, instruments, chattel paper, documents, general intangibles, and all proceeds thereof (collectively, the "Collateral"). Lender is authorized to file a UCC financing statement with the Nevada Secretary of State to perfect this security interest.

8.	Subordination.

(a)    Definitions. "Senior Creditor" means Platinum Point Capital LLC and its successors and assigns, and any other lender to Borrower whose indebtedness is designated in writing by Borrower's Board of Directors as senior to the Subordinated Debt. "Senior Debt" means all existing and future indebtedness, obligations, and liabilities of Borrower to the Senior Creditor, including principal, interest, fees, expenses, and all other amounts thereunder. "Subordinated Debt" means all obligations of Borrower under this Agreement, including principal, interest, and any other amounts due hereunder.

(b)    Subordination of Payments. The Subordinated Debt is hereby expressly subordinated and made junior in right of payment, to the extent and in the manner set forth herein, to the prior indefeasible payment in full in cash of the Senior Debt. Until the Senior Debt is indefeasibly paid in full in cash, no payment or distribution of any kind or character (whether in cash, securities, property, or otherwise) shall be made on account of the Subordinated Debt, except Permitted Payments (as defined below) or as otherwise consented to in writing by the Senior Creditor.

(c)    Permitted Payments. Notwithstanding Section 8(b), so long as no default or event of default under the Senior Debt has occurred and is continuing or would result therefrom, Borrower may make, and Lender may receive and retain, the payments required under Section 6 (the "Permitted Payments"), to the extent permitted under the agreements governing the Senior Debt.

(d)    Subordination of Security. The lien and security interest granted to Lender in the Collateral is and shall be junior and subordinate in all respects to any liens or security interests securing the Senior Debt (the "Senior Liens"). Lender agrees not to challenge the validity, perfection, priority, or enforceability of the Senior Debt or the Senior Liens. In the event of any conflict between the rights of Lender and the Senior Creditor with respect to the Collateral, the Senior Creditor's rights shall prevail. Lender shall execute and deliver any subordination or intercreditor agreement reasonably requested by the Senior Creditor to evidence such subordination.

(e)    Default and Enforcement Restrictions. Until the Senior Debt is indefeasibly paid in full, Lender shall not, without the prior written consent of the Senior Creditor, (i) accelerate amounts due or initiate any enforcement action with respect to the Subordinated Debt or the Collateral, or

(ii) take any action to collect or realize upon the Subordinated Debt. Any payment received by Lender in violation of this Section 8, including any payment received after the occurrence and during the continuance of a default under the Senior Debt, shall be held in trust for the Senior Creditor and, at the Senior Creditor's request, promptly turned over to the Senior Creditor.

(f)    Bankruptcy and Insolvency. In the event of any insolvency, bankruptcy, receivership, or similar proceeding involving Borrower, all Senior Debt shall first be paid in full in cash before any distribution or payment is made on account of the Subordinated Debt. Lender waives any right to object to or interfere with any plan of reorganization or liquidation that provides for payment in full of the Senior Debt prior to the Subordinated Debt.

(g)    Further Assurances. Lender agrees to execute and deliver such further instruments and take such further actions as may be reasonably requested by the Senior Creditor to evidence or effectuate the subordination provided herein.

9.	Events of Default; Remedies.

(a)    Events of Default. Each of the following shall constitute an "Event of Default": (i) Borrower fails to pay any amount when due hereunder; (ii) the Outstanding Balance exceeds the Credit Limit as a result of an Advance; (iii) Borrower breaches any other term of this Agreement and fails to cure such breach within ten (10) days after written notice from Lender; or (iv) Borrower becomes the subject of any voluntary or involuntary bankruptcy, insolvency, receivership, or similar proceeding, or makes a general assignment for the benefit of creditors.

(b)    Remedies. Upon the occurrence of an Event of Default, and subject to Section 8, Lender may, at Lender's option, declare the entire Outstanding Balance, all accrued and unpaid interest, and all other obligations hereunder immediately due and payable; provided that upon an Event of Default under Section 9(a)(iv), all such amounts shall become immediately due and payable without notice or other action. Borrower shall be responsible for all costs of collection, including reasonable attorneys' fees.

10.	Termination. Either Party may terminate Lender's obligation to make further Advances upon thirty

(30) days' prior written notice to the other Party. Upon termination, no further Advances shall be made, and the Outstanding Balance, all accrued and unpaid interest, and all other amounts due hereunder shall be due and payable on the earlier of (a) thirty (30) days after the effective date of termination and (b) the Maturity Date, in each case subject to Section 8. Sections 7, 8, 9, and 13 through 20 shall survive termination until all Secured Obligations have been paid in full.

11.    Credit Card Accounts. Lender shall remain solely responsible to the issuers of Lender's credit cards for all amounts charged thereto, and Borrower shall have no obligation to any card issuer. Lender shall keep such accounts in good standing. Borrower's sole obligation with respect to Advances is to repay Lender in accordance with this Agreement. Any rewards, points, or cash back earned on Advances shall belong to Lender.

12.    Related Party Approval. Borrower represents that this Agreement and the transactions contemplated hereby have been reviewed and approved by the disinterested members of Borrower's Board of Directors / the Audit Committee of Borrower's Board of Directors, with Lender abstaining.

13.    Maximum Lawful Rate. Notwithstanding any provision of this Agreement to the contrary, in no event shall interest or other amounts deemed interest under applicable law exceed the maximum rate permitted by applicable law. Any amount received in excess of such maximum rate shall be applied to reduce the Outstanding Balance or, if the Outstanding Balance has been paid in full, refunded to Borrower.

14.    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles. Any action arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Nevada, and each Party consents to the jurisdiction of such courts.

15.    Notices. All notices hereunder shall be in writing and delivered by hand, nationally recognized overnight courier, or email (with confirmation of transmission) to the addresses set forth above, or to such other address as a Party may designate by notice to the other Party. Notices to Borrower shall be directed to the attention of the Chief Executive Officer, with a copy to the Chief Financial Officer.

16.    Amendments and Waivers. This Agreement may be amended, and any provision hereof waived, only by a written instrument signed by both Parties, and, to the extent required under the agreements governing the Senior Debt, consented to by the Senior Creditor. No failure or delay in exercising any right hereunder shall operate as a waiver thereof.

17.    Assignment; Binding Effect. Neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, and any assignment by Lender shall be subject to Section 8. This Agreement shall be binding upon and inure to the benefit of Borrower and its successors and permitted assigns and Lender and Lender's heirs, executors, administrators, and permitted assigns, subject to the subordination provisions herein.

18.    Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect, and such provision shall be reformed to the minimum extent necessary to make it enforceable.

19.    Entire Agreement. This Agreement, together with the Security Agreement, constitutes the entire agreement between the Parties with respect to the Facility and the Prior Charges and supersedes all prior agreements and understandings with respect to such subject matter. Nothing in this Agreement amends, supersedes, or otherwise affects the Subordinated Secured Promissory Note issued by Borrower to Lender dated as of September 30, 2026, or the Loan Agreement between Borrower and Lender dated July 15, 2026, as amended by Addendum Nos. 1 through 3, each of which remains in full force and effect in accordance with its terms.

20.    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by electronic means (including PDF or a recognized electronic signature platform) shall be deemed original signatures for all purposes.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above.

BORROWER:

DYNAMIC AEROSPACE SYSTEMS CORPORATION

  By: /s/ Kent Wilson

  Name: Kent Wilson

  Title: Chief Executive Officer Date: October 16, 2026

LENDER:

  By: /s/ Jeff Hail

Jeff Hail

Date: October 16, 2026